EXHIBIT 99.1

QCR Holdings, Inc. Announces a Cash Dividend of $0.06 Per Share

MOLINE, Ill., Nov. 05, 2021 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ: QCRH) today announced that on November 4, 2021 the Company’s board of directors declared a cash dividend of $0.06 per share payable on January 5, 2022, to holders of common stock of the Company of record on December 17, 2021.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny and Springfield communities through its wholly-owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company offers equipment loans and leases to businesses through its wholly-owned subsidiary, m2 Equipment Finance, LLC, based in Milwaukee, Wisconsin, and also provides correspondent banking services. The Company has 24 locations in Iowa, Missouri, Wisconsin and Illinois. As of September 30, 2021, the Company had approximately $6.0 billion in assets, $4.6 billion in loans and $4.9 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Contacts:

Todd A. Gipple President Chief Operating Officer Chief Financial Officer (309) 743-7745 tgipple@qcrh.com	Kim K. Garrett Vice President, Corporate Communications Investor Relations Manager (319) 743-7006 kgarrett@qcrh.com